Exhibit 10.2

INCR Property Catastrophe Excess of Loss
Reinsurance Agreement
Effective: June 1, 2012

United Property & Casualty Insurance Company
St. Petersburg, Florida
including any and/or all companies that are or may hereafter become affiliated therewith

Table of Contents

Article		Page
1	Business Covered	1
2	Retention and Limit	1
3	Term	2
4	Territory	3
5	Exclusions	3
6	Definitions	4
7	Other Reinsurance	5
8	Premium	5
9	Special Provisions	5
10	Notice of Loss and Loss Settlements	5
11	Late Payments	5
12	Salvage and Subrogation (BRMA 47E)	5
13	Offset (BRMA 36C)	5
14	Unauthorized Reinsurance	5
15	Taxes	5
16	Currency	5
17	Delay, Omission or Error	5
18	Access to Records	5
19	Arbitration (BRMA6J)	5
20	Service of Suit	5
21	Insolvency	5
22	Third Party Rights (BRMA 52C)	5
23	Severability	5
24	Confidentiality	5
25	Entire Agreement (BRMA 745B)	5
26	Choice of Law and Jurisdiction	5
27	Intermediary	5
28	Notices and Mode of Execution	5

	Schedule A

INCR Property Catastrophe Excess of Loss
Reinsurance Agreement
Effective: June 1, 2012
(hereinafter referred to as the "Agreement")

entered into by and between

United Property & Casualty Insurance Company
St. Petersburg, Florida
including any and/or all companies that are or may hereafter become affiliated therewith
(hereinafter referred to collectively as the "Company")

and

The Subscribing Reinsurer(s) Identified in the
Interests and Liabilities Contract(s)
Attached to and Forming Part of this Agreement
(hereinafter referred to as the "Reinsurer")

Article 1 - Business Covered

This Agreement is to indemnify the Company in respect of its net excess liability which may accrue to the Company under any policies, contracts or binders of insurance or reinsurance (hereinafter called "Policies") in force at the effective time and date hereof or issued or renewed at or after that time and date with effective dates during the term of this Agreement, by or on behalf of the Company, and classified by the Company as Property Business, including but not limited to Homeowners and Condominium Owners, subject to the terms and conditions herein contained.

Article 2 - Retention and Limit

A.
No claim shall be made hereunder as respects any one Qualifying Event until (1) the Company has incurred an Ultimate Net Loss of $10,000 as respects that Qualifying Event, and (2) the Index Loss exceeds $150,666,720 in that Qualifying Event. The Reinsurer shall then be liable for the amount by which such Index Loss exceeds $150,666,720 as respects any one Qualifying Event, but the liability of the Reinsurer shall not exceed the lesser of (1) its share of the Index Loss, or (2) $38,551,403 as respects any one Qualifying Event, nor shall it exceed $77,102,806 in all for the term of this Agreement.

B.
The Florida Hurricane Catastrophe Fund ("FHCF") limit provided pursuant to Section 215.555 (4)(c)(1)., Florida Statutes [commonly referred to as the "Mandatory Layer," which is currently estimated to be $346,962,630 (at 90%) excess of $150,666,720] shall be deemed to inure to the benefit of this Agreement whether collectible or not and shall be deemed to be paid to the Company in accordance with the FHCF reimbursement contract at the Projected Payout Multiple set forth therein as of the date hereof (calculated based on a claims paying capacity of the FHCF of $17,000,000,000) and will be deemed not to be reduced by any subsequent recalculation of the Projected Payout Multiple or the final Payout Multiple due to any reduction or exhaustion of the FHCF's claims-paying capacity as respects the Mandatory Layer.

Article 3 - Term

A.
This Agreement shall become effective at 12:01 a.m., Eastern Standard Time, June 1, 2012, with respect to losses arising out of Qualifying Events commencing at or after that time and date, and shall remain in full force and effect until 12:01 a.m., Eastern Standard Time, June 1, 2013.

B.
The Company may terminate or reduce a subscribing reinsurer's percentage share in this Agreement at any time by giving prior written notice to the subscribing reinsurer by certified mail in the event of any of the following:

1.	The subscribing reinsurer's policyholders' surplus falls by 20% or more from the inception of this Agreement; or

2.	A State Insurance Department or other legal authority orders the subscribing reinsurer to cease writing business; or

3.
The subscribing reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operation; or

4.	The subscribing reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the subscribing reinsurer's operations previously; or

5.	The subscribing reinsurer ceases assuming new and renewal property treaty reinsurance business; or

6.	The subscribing reinsurer's A.M. Best or Standard & Poor's rating is downgraded below A-.

C.
In the event the Company terminates or reduces a subscribing reinsurer's percentage share in accordance with paragraph B above, the termination or reduction will be effective for losses arising out of Qualifying Events commencing on or after the date of the written notice to the subscribing reinsurer, and the premium due to the subscribing reinsurer for any reduced percentage share for the Agreement Year will be reduced on a pro rata basis for the portion of the Agreement Year which is unexpired as of that date. Any return premium owed by the subscribing reinsurer in accordance with such a termination or reduction shall be payable as promptly as possible, but no later than 30 days following the effective date of reduction or termination.

D.
Should this Agreement expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same manner and to the same extent it would have been responsible had the Agreement expired the day following the conclusion of the loss in progress.

Article 4 - Territory

This Agreement shall follow the territorial limits of the Company's original Policies.

Article 5 - Exclusions

A.	This Agreement does not apply to and specifically excludes the following:

1.
Reinsurance assumed, except as respects the following: Reinsurance assumed as a result of the depopulation of the Citizens Property and Casualty Insurance Company and any successor organization of this entity and/or any reinsurance assumed from Private Carriers as a result of depopulations.

2.	Financial guarantee and/or insolvency.

3.	Third party liability and medical payments business.

4.
Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas and any assessments from Citizens Property and Casualty Insurance Company and any successor organization of this entity.

5.
All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	Loss or liability from any Pool, Association or Syndicate and any assessment or similar demand for payment related to the Florida Hurricane Catastrophe Fund.

7.	All Accident and Health, Fidelity, Surety, Boiler and Machinery, Workers' Compensation and Credit business.

8.	All Ocean Marine business.

9.	Flood and/or earthquake when written as such.

10.	Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.
Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not, except when covering property in transit; or

b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

11.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

12.	All Automobile business.

13.
Loss or damage directly or indirectly occasioned by, happening through or in consequences of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, military or usurped power, or confiscation or nationalization or requisition or destruction of or damage to property by or under the order of any government or public or local authority.

14.
Loss and/or Damage and/or Costs and/or Expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude any payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company's property loss under the applicable original Policy.

15.	Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)" attached to and forming part of this Agreement.

16.	All liability arising out of mold, spores and/or fungus, but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

17.	Terrorism, in accordance with NMA2930c, attached hereto.

B.
The Reinsurer shall not be required to provide cover or pay any claim or provide any benefit hereunder that would cause the Reinsurer to be in violation of any applicable trade or economic sanctions, laws or regulations.

Article 6 - Definitions

A.	"County Index Loss" as used herein shall be an amount equal to the following as respects each county listed in Schedule A attached hereto:

1.	The factor shown as "Payout Factor" for such county in Schedule A attached hereto; multiplied by

2.	The Post-Loss County Factor for such county; multiplied by

3.	The PCS Loss Amount for the states of Florida and South Carolina.

B.	"Index Loss" as used herein shall mean an amount equal to the sum of all County Index Losses arising out of any one Qualifying Event.

C.
"PCS Loss Amount" as used herein shall mean the estimated total amount of insured property losses as stated in the most recent Catastrophe Bulletin (originated and disseminated by Property Claims Services ["PCS"]) applicable to a Qualifying Event.

D.
"Post-Loss County Factor" as used herein shall mean the factor produced by AIR Worldwide (within 365 days of a Qualifying Event) for each county listed in Schedule A attached hereto, pursuant to the Engagement Letter for Acting as Calculation Agent in Support of Aon Benfield's Proposed Reinsurance Transaction dated ________________________ (and any amendments thereto) between the Intermediary named in the Intermediary Article (hereinafter referred to as the "Intermediary") and AIR Worldwide (or any successor agreement).

E.	"Qualifying Event" as used herein shall mean any event designated by PCS as a catastrophe that includes hurricane and/or tropical storm as a peril involved.

F.
The term "Ultimate Net Loss" as used herein is defined as the sum or sums (including 90% of any Extra Contractual Obligations and/or 90% of any Loss In Excess of Policy Limits, and any Loss Adjustment Expenses as hereinafter defined, provided there is an indemnity loss hereunder, and any Loss Adjustment Expense/fair rental value unrecoverable from the FHCF) paid or payable by the

Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company's Ultimate Net Loss has been ascertained.

G.	The terms "Loss In Excess of Policy Limits" and "Extra Contractual Obligations" as used herein shall be defined as follows:

1.
"Loss In Excess of Policy Limits" shall mean any amount paid or payable by the Company in excess of its Policy limits, but otherwise within the terms of its Policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within Policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

2.
"Extra Contractual Obligations" shall mean any punitive, exemplary, compensatory or consequential damages, other than Loss In Excess of Policy Limits, paid or payable by the Company as a result of an action against it by its insured or its insured's assignee, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Agreement.

3.
An Extra Contractual Obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the Policy and shall constitute part of the original loss.

Notwithstanding anything stated herein, this Agreement shall not apply to any Loss In Excess of Policy Limits or any Extra Contractual Obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, settlement of any claim covered hereunder.

Savings Clause (Applicable only if the Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not permitted under New York law.

H.
The term "Loss Adjustment Expense" as used herein shall mean expenses allocable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of specific claims reinsured hereunder, regardless of how such expenses are classified for statutory reporting purposes. Loss Adjustment Expense shall include, but not be limited to, Loss Adjustment Expense not recoverable from the FHCF, interest on judgments, expenses of outside adjusters, expenses and a pro rata share of the salaries of the Company's field employees according to the time occupied adjusting such losses, and expenses and a pro rata share of salaries of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the adjustment of losses covered by this Contract, but excluding salaries of the Company's officials and any normal overhead charges, and excluding Declaratory Judgment Expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto.

I.
The term "Declaratory Judgment Expense" as used herein shall mean the Company's own costs and legal expense incurred in direct connection with declaratory judgment actions brought to determine the Company's defense and/or indemnification obligations that are assignable to specific claims arising out of policies reinsured by this Agreement, regardless of whether the declaratory judgment action is considered successful or unsuccessful. Any Declaratory Judgment Expense will be deemed to have been incurred by the Company on the date of the original loss, if any, giving rise to the declaratory judgment action.

J.
The term "Agreement Year" as used herein shall be defined as the period from 12:01 a.m., Eastern Standard Time, June 1, 2012, until 12:01 a.m., Eastern Standard Time, June 1, 2013. However, if this Agreement is terminated, Agreement Year as used herein shall mean the period from 12:01 a.m., Eastern Standard Time, June 1, 2012, through the effective date of termination.

Article 7 - Other Reinsurance

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and shall be entirely disregarded in applying all of the provisions of this Agreement.

Article 8 - Premium

As premium for the reinsurance coverage provided by this Agreement, the Company shall pay the Reinsurer $5,859,813 in three equal installments of $1,953,271 on July 1, 2012 and October 1, 2012, and January 1, 2013. However, if a Subscribing Reinsurer's share under this Agreement is terminated before June 1, 2013, there shall be no premium installments due after the effective date of termination.

Article 9 - Special Provisions

In the event that either AIR Worldwide or PCS fails to perform as prescribed hereunder, the Company and Reinsurer may mutually agree to a replacement for either AIR Worldwide or PCS, as applicable.  If no such replacement can be agreed upon, the Company may terminate this Agreement by giving the Reinsurer notice by certified mail.

Article 10 - Notice of Loss and Loss Settlements

A.
Whenever the Company requests that AIR Worldwide (or any successor company) prepare Post-Loss County Factors, the Company shall forward a copy of such report to the Reinsurer as promptly as possible after its completion.

B.	The Reinsurer agrees to pay all amounts for which it may be liable upon receipt of the following:

1.	Any Post-Loss County Factors prepared by AIR Worldwide (or any successor company) on the Company's behalf;

2.	PCS Catastrophe Bulletins (including Re-Survey Estimates) relating to the Index Loss subject to this Agreement;

3.	A report by the Company setting forth the Index Loss arising out of any Qualifying Event.

The Company shall provide periodic updates of subparagraphs 1 though 3 above, as such information becomes available to the Company.

Article 11 - Late Payments

A.	The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Agreement.

B.
In the event any premium, loss or other payment due either party is not received by the Intermediary by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

1.	The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

2.	1/365ths of the LIBOR monthly on the first business day of the month for which the calculation is made; times

3.	The amount past due, including accrued interest.

C.	It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

D.	The establishment of the due date shall, for purposes of this Article, be determined as follows:

1.
As respects the payment of routine deposits and premiums due the Reinsurer, the due date shall be as provided for in the applicable section of this Agreement. In the event a due date is not specifically stated for a given payment, it shall be deemed due 30 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

2.
Any claim or loss payment due the Company hereunder shall be deemed due 10 business days after the proof of loss or demand for payment is transmitted to the Reinsurer. If such loss or claim payment is not received within the 10 business days, interest will accrue on the payment or amount overdue in accordance with paragraph B of this Article, from the date the proof of loss or demand for payment was transmitted to the Reinsurer.

3.
As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of this paragraph, the due date shall be as provided for in the applicable section of this Agreement. In the event a due date is not specifically stated for a given payment, it shall be deemed due 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

E.	For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

F.
Nothing herein shall be construed as limiting or prohibiting a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit, or prohibiting either party from contesting the validity of any payment or from initiating any arbitration or other proceeding in accordance with the provisions of this Agreement. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

Article 12 - Salvage and Subrogation (BRMA 47E)

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less loss adjustment expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

Article 13 - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

Article 14 - Unauthorized Reinsurance

A.	This Article applies only to the extent a Subscribing Reinsurer does not qualify for credit with any insurance regulatory authority having jurisdiction over the Company's reserves.

B.
The Company agrees, in respect of its Policies or bonds falling within the scope of this Agreement, that when it files with its insurance regulatory authority, or sets up on its books liabilities as required by law, it shall forward to the Reinsurer a statement showing the proportion of such liabilities applicable to the Reinsurer. The "Reinsurer's Obligations" shall be defined as follows:

1.	Unearned premium (if applicable);

2.	Known outstanding losses that have been reported to the Reinsurer and Loss Adjustment Expense relating thereto;

3.	Losses and Loss Adjustment Expense paid by the Company but not recovered from the Reinsurer;

4.	Losses incurred but not reported from known Qualifying Events and Loss Adjustment Expenses relating thereto;

5.	All other amounts for which the Company cannot take credit on its financial statements unless funding is provided by the Reinsurer.

C.
The Reinsurer's Obligations shall be funded by Trust Agreement or, if a Trust Agreement is not acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves, by funds withheld, cash advances, or a Letter of Credit (LOC).

D.
When funding by a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement complies with the provisions of the "Trust Agreement Requirements Clause" attached hereto. When funding by an LOC, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional LOC issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company's reserves in an amount equal to the Reinsurer's Obligations. Such LOC shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless 30 days (or such other time period as may be required by insurance regulatory authorities), prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the LOC extended for any additional period.

E.
The Reinsurer and the Company agree that any funding provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, for the following purposes, unless otherwise provided for in a separate Trust Agreement:

1.	To reimburse the Company for the Reinsurer's Obligations, the payment of which is due under the terms of this Agreement and that has not been otherwise paid;

2.
To make refund of any sum that is in excess of the actual amount required to pay the Reinsurer's Obligations under this Agreement (or in excess of 102% of the Reinsurer's Obligations, if funding is provided by a Trust Agreement);

3.
To fund an account with the Company for the Reinsurer's Obligations. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer. Any taxes payable on accrued interest shall be paid out of the assets in the account that are in excess of the Reinsurer's Obligations (or in excess of 102% of the Reinsurer's Obligations, if funding is provided by a Trust Agreement). If the assets are inadequate to pay taxes, any taxes due shall be paid by the Reinsurer;

4.	To pay the Reinsurer's share of any other amounts the Company claims are due under this Agreement.

F.
If the amount drawn by the Company is in excess of the actual amount required for E(1) or E(3), or in the case of E(4), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

G.
The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

H.
At annual intervals, or more frequently at the discretion of the Company, but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer's Obligations for the sole purpose of amending the LOC or other method of funding, in the following manner:

1.
If the statement shows that the Reinsurer's Obligations exceed the balance of the LOC as of the statement date, the Reinsurer shall, within 30 days after receipt of the statement, secure delivery to the Company of an amendment to the LOC increasing the amount of credit by the amount of such difference. Should another method of funding be used, the Reinsurer shall, within the time period outlined above, increase such funding by the amount of such difference.

2.	If, however, the statement shows that the Reinsurer's Obligations are less than the balance of the LOC (or that 102% of the Reinsurer's Obligations are less than the trust account, balance if funding is provided by a Trust Agreement), as of the statement date, the Company shall, within 30 days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the LOC reducing the amount of credit available by the amount of such excess credit. Should another method of funding be used, the Company shall, within the time period outlined above, decrease such funding by the amount of such excess.

Article 15 - Taxes

A.	The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

B.
Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd's London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

C.
The Reinsurer has agreed to allow for the purposes of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to Federal Excise Tax.

D.
In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon, and the Company or its agent should take steps to recover the Tax from the U.S. Government.

Article 16 - Currency

The currency to be used for all purposes of this Agreement shall be United States of America currency.

Article 17 - Delay, Omission or Error

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability that would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified immediately upon discovery.

Article 18 - Access to Records

The Reinsurer or its duly authorized representatives shall have the right to visit the offices of the Company to inspect, examine, audit, and verify any of the Policy, accounting or claim files ("Records") relating to business reinsured under this Agreement during regular business hours after giving five working days' prior notice. This right shall be exercisable during the term of this Agreement or after the expiration of this Agreement. Notwithstanding the above, the Reinsurer shall not have any right of access to the Records of the Company if it is not current in all undisputed payments due the Company and the Company shall have no right to reimbursement under this Agreement if it fails or refuses to provide the access required by this Article other than by reason of the Reinsurer's failure to pay such undisputed amounts.

Article 19 - Arbitration (BRMA 6J)

A.
As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Agreement, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B.
Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C.
If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Agreement from several to joint.

D.
Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E.
Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Agreement, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.

Article 20 - Service of Suit

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities).

A.
It is agreed that in the event the Reinsurer fails to perform its obligations hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B.
Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Contract, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement.

Article 21 - Insolvency

A.
If more than one reinsured company is referenced within the definition of "Company" in the Preamble to this Agreement, this Article shall apply severally to each such company. Further, this Article and the laws of the domiciliary state shall apply in the event of the insolvency of any company covered hereunder. In the event of a conflict between any provision of this Article and the laws of the domiciliary state of any company covered hereunder, that domiciliary state's laws shall prevail.

B.
In the event of the insolvency of the Company, this reinsurance (or the portion of any risk or obligation assumed by the Reinsurer, if required by applicable law) shall be payable directly to the Company, or to its liquidator, receiver, conservator or statutory successor, either: (1) on the basis of the liability of the Company, or (2) on the basis of claims filed and allowed in the liquidation proceeding, whichever may be required by applicable statute, without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the Policy or bond reinsured, which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

C.
Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this reinsurance Agreement as though such expense had been incurred by the Company.

D.
As to all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement, the reinsurance shall be payable as set forth above by the Reinsurer to the Company or to its liquidator, receiver, conservator or statutory successor, (except as provided by Section 4118 (a)(1)(A) of the New York Insurance Law, provided the conditions of 1114(c) of such law have been met, if New York law applies) or except (1) where the Agreement specifically provides another payee in the event of the insolvency of the Company, or (2) where the Reinsurer, with the consent of the direct insured or insureds, has assumed such Policy obligations of the Company as direct obligations of the Reinsurer to the payees under such Policies and in substitution for the obligations of the Company to such payees. Then, and in that event only, the Company, with the prior approval of the certificate of assumption on New York risks by the Superintendent of Insurance of the State of New York, or with the prior approval of such other regulatory authority as may be applicable, is entirely released from its obligation and the Reinsurer shall pay any loss directly to payees under such Policy.

Article 22 - Third Party Rights (BRMA 52C)

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement, except as expressly provided otherwise in the Insolvency Article.

Article 23 - Severability

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

Article 24 - Confidentiality

For a period of three years following the termination or expiration of this Agreement, the contracting parties undertake to regard the terms of this Agreement (and any confidential, proprietary information relating thereto provided in writing to such other party) as confidential, with the parties to effect the same prudence and care afforded by such party to its own confidential, proprietary information. Each party further agrees that it shall not disclose any of such information to any third party without the prior written consent of the other party or except as may be required by applicable law or regulation, or by legal process (including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, related managing general agents, directors or officers of such party with a reasonable need to know such information. Except as expressly set forth above, the parties agree and acknowledge that this Article is not intended to restrict or limit the conduct of the other party's current or proposed business.

Article 25 - Entire Agreement (BRMA 74B)

This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.

Article 26 - Choice of Law and Jurisdiction

This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Florida exclusive of conflict of law rules. However, with respect to credit for reinsurance, the rules of all applicable states shall apply.

Article 27 - Intermediary

Aon Benfield Inc., or one of its affiliated corporations duly licensed as a reinsurance intermediary, is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating to this Agreement will be transmitted to the Company or the Reinsurer through the Intermediary. Payments by the Company to the Intermediary will be deemed payment to the Reinsurer. Payments by the Reinsurer to the Intermediary will be deemed payment to the Company only to the extent that such payments are actually received by the Company.

Article 28 - Notices and Mode of Execution

A.
Whenever a notice, statement, report or any other written communication is required by this Agreement, unless otherwise specified, such notice, statement, report or other written communication may be transmitted by certified or registered mail, nationally or internationally recognized express delivery service, personal delivery, electronic mail, or facsimile. With the exception of notices of termination, first class mail is also acceptable.

B.	The use of any of the following shall constitute a valid execution of this Agreement or any amendments thereto:

1.	Paper documents with an original ink signature;

2.	Facsimile or electronic copies of paper documents showing an original ink signature; and/or

3.
Electronic records with an electronic signature made via an electronic agent. For the purposes of this Agreement, the terms "electronic record," "electronic signature" and "electronic agent" shall have the meanings set forth in the Electronic Signatures in Global and National Commerce Act of 2000 or any amendments thereto.

In Witness Whereof, the Company by its duly authorized representative has executed this Agreement as of the date specified below:

This ________________ day of ____________________________ in the year ____________.

United Property & Casualty Insurance Company

_______________________________________________________

Schedule A
INCR Property Catastrophe Excess of Loss
Reinsurance Agreement
Effective: June 1, 2012

United Property & Casualty Insurance Company
St. Petersburg, Florida
including any and/or all companies that are or may hereafter become affiliated therewith

Payout Factors

State	County	FIPS	Payout Factor	State	County	FIPS	Payout Factor
Florida	Alachua	12001	0.525%	Florida	Lake	12069	0.478%
Florida	Baker	12003	0.069%	Florida	Lee	12071	4.056%
Florida	Bay	12005	0.246%	Florida	Leon	12073	0.537%
Florida	Bradford	12007	0.120%	Florida	Levy	12075	0.230%
Florida	Brevard	12009	4.908%	Florida	Liberty	12077	—%
Florida	Broward	12011	0.650%	Florida	Madison	12079	0.731%
Florida	Calhoun	12013	0.048%	Florida	Manatee	12081	3.825%
Florida	Charlotte	12015	3.689%	Florida	Marion	12083	0.437%
Florida	Citrus	12017	0.039%	Florida	Martin	12085	2.615%
Florida	Clay	12019	0.317%	Florida	Miami-Dade	12086	0.107%
Florida	Collier	12021	3.736%	Florida	Monroe	12087	—%
Florida	Columbia	12023	0.058%	Florida	Nassau	12089	0.840%
Florida	DeSoto	12027	0.430%	Florida	Okaloosa	12091	0.407%
Florida	Dixie	12029	0.046%	Florida	Okeechobee	12093	0.753%
Florida	Duval	12031	0.828%	Florida	Orange	12095	1.640%
Florida	Escambia	12033	0.287%	Florida	Osceola	12097	1.345%
Florida	Flagler	12035	0.763%	Florida	Palm Beach	12099	2.000%
Florida	Franklin	12037	0.181%	Florida	Pasco	12101	0.004%
Florida	Gadsden	12039	0.188%	Florida	Pinellas	12103	1.294%
Florida	Gilchrist	12041	0.033%	Florida	Polk	12105	0.736%
Florida	Glades	12043	0.099%	Florida	Putnam	12107	0.179%
Florida	Gulf	12045	0.030%	Florida	St. Johns	12109	1.157%
Florida	Hamilton	12047	0.107%	Florida	St. Lucie	12111	3.297%
Florida	Hardee	12049	0.131%	Florida	Santa Rosa	12113	0.339%
Florida	Hendry	12051	0.169%	Florida	Sarasota	12115	6.612%
Florida	Hernando	12053	—%	Florida	Seminole	12117	2.647%
Florida	Highlands	12055	1.083%	Florida	Sumter	12119	0.092%
Florida	Hillsborough	12057	0.636%	Florida	Suwannee	12121	0.117%
Florida	Holmes	12059	—%	Florida	Taylor	12123	0.550%
Florida	Indian River	12061	2.940%	Florida	Union	12125	0.017%
Florida	Jackson	12063	0.021%	Florida	Volusia	12127	2.023%
Florida	Jefferson	12065	0.163%	Florida	Wakulla	12129	0.079%
Florida	Lafayette	12067	0.147%	Florida	Walton	12131	0.217%
				Florida	Washington	12133	—%

State	County	FIPS	Payout Factor
South Carolina	Abbeville	45001	0.06%
South Carolina	Aiken	45003	0.058%
South Carolina	Allendale	45005	—%
South Carolina	Anderson	45007	0.058%
South Carolina	Bamberg	45009	—%
South Carolina	Barnwell	45011	0.017%
South Carolina	Beaufort	45013	0.726%
South Carolina	Berkeley	45015	1.751%
South Carolina	Calhoun	45017	0.017%
South Carolina	Charleston	45019	2.428%
South Carolina	Cherokee	45021	—%
South Carolina	Chester	45023	0.016%
South Carolina	Chesterfield	45025	—%
South Carolina	Clarendon	45027	0.152%
South Carolina	Colleton	45029	0.106%
South Carolina	Darlington	45031	0.069%
South Carolina	Dillon	45033	0.039%
South Carolina	Dorchester	45035	1.526%
South Carolina	Edgefield	45037	0.02%
South Carolina	Fairfield	45039	0.018%
South Carolina	Florence	45041	0.109%
South Carolina	Georgetown	45043	0.896%
South Carolina	Greenville	45045	0.112%
South Carolina	Greenwood	45047	0.01%
South Carolina	Hampton	45049	0.045%
South Carolina	Horry	45051	0.678%
South Carolina	Jasper	45053	1.168%
South Carolina	Kershaw	45055	0.056%
South Carolina	Lancaster	45057	0.01%
South Carolina	Laurens	45059	0.02%
South Carolina	Lee	45061	0.025%
South Carolina	Lexington	45063	0.117%
South Carolina	Mc Cormick	45065	—%
South Carolina	Marion	45067	0.008%
South Carolina	Marlboro	45069	—%
South Carolina	Newberry	45071	—%
South Carolina	Oconee	45073	0.01%
South Carolina	Orangeburg	45075	0.03%
South Carolina	Pickens	45077	0.097%
South Carolina	Richland	45079	0.119%
South Carolina	Saluda	45081	—%
South Carolina	Spartanburg	45083	0.097%
South Carolina	Sumter	45085	0.086%
South Carolina	Union	45087	—%
South Carolina	Williamsburg	45089	0.026%
South Carolina	York	45091	0.008%

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)

1.
This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.
Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

III.
Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.
Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)
where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.
Without in any way restricting the operations of paragraphs (1), (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

(a)
all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)
with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

Terrorism Exclusion
(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) de jure or de facto, and which:

(i)    involves violence against one or more persons; or

(ii)    involves damage to property; or

(iii)    endangers life other than that of the person committing the action; or

(iv)    creates a risk to health or safety of the public or a section of the public; or

(v)    is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement, in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive, or nuclear pollution or contamination or explosion.

NMA2930c
22/11/02
Form approved by Lloyd's Market Association [Non-Marine]

Trust Agreement Requirements Clause

A.
Except as provided in paragraph B. of this Clause, if the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.	Requires the Reinsurer to establish a trust account for the benefit of the Company, and specifies what the Trust Agreement is to cover;

2.
Stipulates that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender), and investments of the types permitted by the regulatory authorities having jurisdiction over the Company's reserves, or any combination of the three, provided that the investments are issued by an institution that is not the parent, subsidiary or affiliate of either the Reinsurer or the Company;

3.
Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the Company, or the trustee upon the direction of the Company, may whenever necessary negotiate these assets without consent or signature from the Reinsurer or any other entity;

4.	Requires that all settlements of account between the Company and the Reinsurer be made in cash or its equivalent; and

5.	Provides that assets in the trust account shall be withdrawn only as permitted in this Agreement, without diminution because of the insolvency of the Company or the Reinsurer.

B.
If a ceding insurer is domiciled in California and the Reinsurer satisfies its funding obligations under the Unauthorized Reinsurance Article by providing a Trust Agreement, the Reinsurer shall ensure that the Trust Agreement:

1.
Provides that assets deposited in the trust account shall be valued according to their current fair market value and shall consist only of cash in United States dollars, certificates of deposit issued by a United States financial institution as defined in California Insurance Code Section 922.7(a) and payable in United States dollars, and investments permitted by the California Insurance Code, or any combination of the above;

2.	Provides that investments in or issued by an entity controlling, controlled by or under common control with either the grantor or the beneficiary of the trust shall not exceed 5% of total investments;

3.
Requires the Reinsurer, prior to depositing assets with the trustee, to execute assignments or endorsements in blank, or to transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the ceding insurer, or the trustee upon the direction of the ceding insurer, may, whenever necessary, negotiate these assets without consent or signature from the Reinsurer or any other entity;

4.	Provides that assets in the trust account shall be withdrawn only as permitted in this Agreement, without diminution because of the insolvency of the ceding insurer or the Reinsurer.

C.
If there are multiple ceding insurers that collectively comprise the Company, "regulatory authorities" as referenced in subparagraph A(2) above, shall mean the individual ceding insurer's domestic regulator. If such ceding insurer is subject to the commercial domicile laws or regulations of another state, such laws or regulations shall apply to the extent not in conflict with those of such ceding insurer's domicile.